Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
SEP 30, 2008 AND SEP 30, 2007
(In Thousands)

	SEP 30, 2008	SEP 30, 2007
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	10,345	6,185
Inventories	5,566	3,326
Deferred Income Taxes	1,908	640
Other Current Assets	61	75
Total Current Assets	17,880	10,226
NET FIXED ASSETS	853	1,603

NON-CURRENT ASSETS
Deferred Income Taxes	14,727	0
Other Non-Current Assets	60	16
TOTAL ASSETS	33,520	11,845

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	1,098	1,325
Accounts Payable	6,125	4,937
Accrued Payroll and Related Taxes	808	628
Other Accrued Expenses	603	366
Total Current Liabilities	8,634	7,256

LONG TERM DEBT	8,910	426
TOTAL LIABILITIES	17,544	7,682

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Outstanding - 9,326,582 shares
Common stock, par value $.01 per share	93	87
Treasury Shares at Cost (412,873 shares)	(223)	(223)
Additional Paid-in Capital	40,124	38,794
Retained Earnings	(24,018)	(34,495)
TOTAL SHAREHOLDER'S EQUITY	15,976	4,163
TOTAL LIABILITIES & EQUITY	33,520	11,845

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD SEP 30, 2008 AND SEP 30, 2007
(In Thousands)

	ACTUAL QUARTER	PRIOR QUARTER	ACTUAL YTD	PRIOR YTD
	SEP 30, 2008	SEP 30, 2007	SEP 30, 2008	SEP 30, 2007

Sales	16,104	9,605	51,092	40,914
Cost of Sales	13,829	8,781	44,875	37,037
Gross Profit	2,275	824	6,217	3,877
Less: Operating Expenses
Selling & G&A	1,245	680	3,825	2,892
Restructuring	0	0	0	0
Total Operating Expenses	1,245	680	3,825	2,892

Operating Profit	1,030	144	2,392	985
Interest and Financing Expense	170	90	452	440
Other Expense/(Income)	6	(17	306	42
Net Income before Income Taxes	854	71	1,634	503

Provision for /(benefit from)Income Tax	(7,662)	(225)	(8,843)	(372)
Net Income	8,516	296	10,477	875